EXHIBIT 99.3

                                                                      [LOGO]
                                                                    ORTHOLOGIC
                                                                    TECHNOLOGY
                                                                   YOU CAN TRUST
                                                                      PROGRAM

                                     [LOGO]
                                   ORTHOLOGIC
        TECHNOLOGY YOU CAN TRUST PROGRAM - CERTIFICATE OF ACKNOWLEDGMENT

IMPORTANT: PLEASE SIGN AND RETURN TO ORTHOLOGIC WITHIN 30 DAYS OF RECEIVING DEVICE. PLEASE MAKE A COPY FOR YOUR OWN RECORDS.

TECHNOLOGY YOU CAN TRUST PROGRAM

If a patient has a nonunion fracture that fails to heal and the patient meets the requirements of the OrthoLogic Technology You Can Trust Program set forth below, the cost paid by the payer(s) of record to OrthoLogic for the treatment using the OL1000 will be refunded in full by OrthoLogic to the payer(s) of record. For purposes of the Technology You Can Trust Program, payers of record shall mean the individual or entity who has reimbursed OrthoLogic directly for the OL1000, and may include the patient, provider, supplier, or insurer.

REQUIREMENTS

* The OL1000 device is prescribed for an FDA-approved indication as listed in the OL1000 Physician Manual.

*    The following are excluded conditions:

     -    Synovial pseudarthrosis

     -    Patients using a demand-type pacemaker

     - Presence of internal fixation devices that are constructed from magnetic materials (most fracture fixation devices used today are made of non-magnetic materials)

     -    Pathological fractures (due to bone pathology or malignancy)

     -    Unstable fractures

     -    Fractures of the vertebrae and all flat bones

     - Fractures with gaps greater than 50% of the bone diameter or one centimeter

     - Fractures that have been treated with another therapy (invasive or noninvasive) after treatment has begun with the OL1000

* The Certificate of Acknowledgment is completed and signed by the patient (to signify the patient's understanding of the terms and conditions of the program) and returned to OrthoLogic within 30 days of initiation of treatment with the OL1000 by the patient.

* Full payment from the payer(s) is received at OrthoLogic within 45 days of the original invoice date.

* Claims made under the Technology You Can Trust Program must be made within one year following the date initial treatment begins with the OL1000.

* Treatment must continue with the OL1000 for at least 180 days. The patient must use the device for 30 minutes per day for at least 89% of the days from the date treatment begins until the date of the prescribing physician's radiographic assessment that there is no progression to healing. The patient must use the device in accordance with the product instructions, and compliance will be verified by the treatment record stored in the device.

*    Pre-treatment   and   post-treatment   radiographs   must   demonstrate  no
     progression to healing during the minimum 180-day treatment period.

*    The OL1000 device must not be altered or rendered inoperative in any way.

The requirements of the Technology You Can Trust Program will be fully disclosed in writing to the patient, and upon request, the payer of record.

CLAIM SUBMISSION

1.   Contact OrthoLogic Customer Support (800.263.6004) for a Claim Form.

2. Claims made under the Technology You Can Trust Program must be received by OrthoLogic at 1275 W. Washington Street, Tempe, AZ 85281. OrthoLogic is not responsible for lost, delayed, misdirected, or improperly addressed claims.

3.   Claims must include:

     a.   The completed Claim Form signed by the treating physician.

     b. Radiographs of the fracture site (digital version preferred or film copy) prior to using the OL1000 device and at the evaluation date.

     c. The treating physician's written evaluation of the radiographs at the evaluation date.

     d.   The OL1000 device used by the patient.

The patient and treating physician will receive written notification of the claim outcome.

DISCLAIMER

OrthoLogic's sole obligation under this program is to make the reimbursement described above where the specified requirements are met. OrthoLogic makes no other warranty, representation, promise of guarantee, either express or implied, with respect to the OL1000 product, related to technical support, quality, performance, merchantability or fitness for a particular purpose, and all such representations and warranties are excluded and disclaimed.

OrthoLogic reserves the right to modify or discontinue this program at any time.

Where the payer of record has sought and obtained reimbursement for the OL1000 from an insurer or other payer, the payer of record agrees to fully and accurately report to such insurer or payer any amounts refunded to the payer of record by OrthoLogic pursuant to the Technology You Can Trust Program.

See reverse for OL1000 and OL1000 SC brief prescribing information.


I understand the terms and conditions of the OrthoLogic Technology You Can Trust Program.

PATIENT SIGNATURE ___________________________________________________

DATE ______________________________________________________________

OL1000 AND OL1000 SC BONE GROWTH STIMULATORS, BRIEF PRESCRIBING INFORMATION

INDICATIONS:

Noninvasive treatment of an established nonunion acquired secondary to trauma, excluding vertebrae and all flat bones. A nonunion is considered to be established when the fracture site shows no visibly progressive signs of healing.

CONTRAINDICATIONS:

1. Use of this device is contraindicated in individuals having a synovial pseudarthrosis.

2. Demand-type pacemaker operation may be adversely affected by exposure to magnetic fields. Physicians should not prescribe the OL1000 for applications that may place the treatment transducers in close proximity to the pacemaker. Further screening by the attending cardiologist is recommended (such as with an electrocardiogram).

3. The OL1000 should not be used in the presence of external or internal fixation devices that are constructed from magnetic materials. (NOTE: Most fracture fixation devices implanted today are made from non-magnetic materials.)

WARNINGS:

1. The safety and effectiveness of the use of this device on individuals lacking skeletal maturity has not been established.

2. Animal studies conducted to date do not suggest any long-term significant adverse effects from use of this device. However, long-term effects in humans are unknown.

3. The safety of use of this device during pregnancy or nursing in humans has not been established.

PRECAUTIONS:

1. Weight bearing is not advised in the presence of extreme motion at the nonunion site.

2. In the presence of a malaligned nonunion, careful consideration of the use of this device must be undertaken on an individual basis, as treatment with this device is not intended to alter or affect the degree of malalignment.

3. The safety and effectiveness of the use of this device on individuals with nonunion secondary to, or in conjunction with, a pathological condition has not been established.

4.   This device  should not be used if there are mental or physical  conditions
     that   preclude   patient   compliance   with  the   physician  and  device
     instructions.

5. When conditions of atrophy are present or when fractures have remained unhealed for long periods of time, there may be less successful results.

ADVERSE EFFECTS: No known significant adverse effects have resulted from the use of this device.

CAUTION: Federal Law (U.S.A.) restricts this device to sale by or on the order of a physician.

FOR FULL PRESCRIBING INFORMATION, CONTACT ORTHOLOGIC.


                                                               68-000-0040 Rev A